UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 11, 2017

BIOAMBER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Rene Levesque West, Suite 4310 Montreal, Quebec, Canada H3B 4W8
(Address of principal executive offices)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

ACTIVE/90972212.1

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On September 11, 2017, the Board of Directors of BioAmber, Inc. (the “Company”) appointed of Richard Eno as Chief Executive Officer of the Company.  Mr. Eno will also become a member of the Company’s Board of Directors. Both appointments are effective September 18, 2017.

Mr. Eno has over 30 years of related management experience in the energy, chemicals, biotechnology and materials industries, including over five years as President, CEO and Board member of a publicly traded industrial biotechnology company.  Mr. Eno began his career in Chevron's chemical operations with roles of increasing responsibility in engineering, manufacturing and construction operations.  He then entered management consulting where he specialized in addressing critical strategic and operational issues facing company leadership in the chemical and energy industries.  In 2008, he took up leadership of Metabolix, an industrial biotechnology company commercializing a range of unique bio-based, biodegradable polymers.  Most recently, Mr. Eno has been a senior partner at a global management consultancy, Roland Berger, focused on the chemicals industry. He has a Bachelor of Science in Chemical Engineering from Cornell University, a Master in Business Administration from the University of Houston and is a Chartered Financial Analyst (CFA).

In connection with Mr. Eno’s appointment as Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Eno (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Eno will be paid (i) a base salary of $500,000, which is subject to review and adjustment in accordance with Company policy, and (ii) an annual target cash bonus payable in the first quarter of each fiscal year equal to 70% of his gross base salary, based on performance and subject to the evaluation and determination of the Company and the Board. In connection with his employment with the Company, the Board granted Mr. Eno an option to purchase 500,000 shares of common stock at a price per share equal to the fair market value of the Company’s common stock on the date of grant in accordance with the terms of the Company’s Equity Grant Award Policy. The Company also agreed to grant Mr. Eno another 500,000 shares of common stock as of March 1, 2018 at a price per share equal to the fair market value of the Company’s common stock on the date of grant in accordance with the terms of the Company’s Equity Grant Award Policy. The options granted will vest on a monthly basis over a period of 36 months following each grant date as per the Company’s Equity Grant Award Policy. The Company shall also grant to Mr. Eno, in the first quarter of each fiscal year, stock options to purchase shares of the Company, restricted stock units or other similar awards based on his and the Company’s performance, such grants to be at the discretion of the Board and in accordance with Company policies.

The Employment Agreement shall be in effect for an indeterminate period and Mr. Eno shall have the right to terminate the Employment Agreement at any time by giving a three month written notice to the Company.  In the event that the Company terminates Mr. Eno’s employment for reasons other than his death or for cause, Mr. Eno shall receive a severance payment equal to (i) 18 month’s gross base salary, (ii) the targeted bonus for such period, (iii) immediate vesting of his stock options having a vesting date within 12 months following the date of termination and (iv) continuation of his fringe benefits for a period of 12 months following the date of termination. The foregoing notwithstanding, in the event that the Company terminates the employment of Mr. Eno for reasons other than his death or for cause in the six months following a transaction involving a change of control of the Company, Mr. Eno will be entitled to the following severance payment: (i) 24 month’s gross base salary, (ii) the targeted bonus for such period, (iii) immediate vesting of all his stock options (iv) continuation of his fringe benefits for a period of 18 months following the date of termination .The Employment Agreement also contains a non-solicit and non-compete clause during his employment and for a period of twelve months thereafter.

A copy of the related press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description
99.1	Press Release dated September 14, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2017	BIOAMBER INC.

	By:	/s/ Fabrice Orecchioni
Fabrice Orecchioni
President, Chief Operations Officer and Acting Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 14, 2017

4